Exhibit 5.19

CONSENT OF BRAD ARMSTRONG

Reference is made to the Registration Statement on Form F-10 and the documents incorporated by reference therein (the “Registration Statement”) of Goldcorp Inc. (the “Company”), and any amendments thereto, to be filed with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended.

I hereby consent to the references to my name in connection with (including, as an expert or “qualified person”) the Registration Statement and any of the exhibits thereto, including as to my supervision of the preparation of the mineral reserves figures for Red Lake Mines.

Date: April 20, 2017

/s/ Brad Armstrong
Name: Brad Armstrong, P. Eng.

[CONSENT OF BRAD ARMSTRONG TO FORM F-10]